Exhibit 99.1

    UNITED STATES STEEL CORPORATION REPORTS STRONG 2005 FIRST QUARTER RESULTS

     PITTSBURGH, April 26 /PRNewswire-FirstCall/ --

                               Earnings Highlights
                   (Dollars in millions except per share data)

                                                      1Q 2005     4Q 2004     1Q 2004
                                                     --------    --------    --------
Net sales                                            $  3,761    $  3,890    $  2,924

Segment income from operations
  Flat-rolled Products                               $    335    $    375    $    113
  U. S. Steel Europe                                      212         132          40
  Tubular Products                                        122         114           3
  Other Businesses                                        (17)         27           6
Total segment income from operations                 $    652    $    648    $    162
Retiree benefit expenses                                  (83)        (76)        (44)
Other items not allocated to segments                      71         (25)         33
Income from operations                               $    640    $    547    $    151

Net interest and other financial costs (income)            22         (23)         52
Income tax provision                                      155          88          51

Net income                                           $    455    $    468    $     58
  - Per basic share                                  $   3.95    $   4.07    $   0.51
  - Per diluted share                                $   3.48    $   3.59    $   0.47

    United States Steel Corporation (NYSE: X) reported first quarter 2005 net income of $455 million, or $3.48 per diluted share, compared to fourth quarter 2004 net income of $468 million, or $3.59 per diluted share, and first quarter 2004 net income of $58 million, or 47 cents per diluted share.

    Commenting on results, U. S. Steel President and CEO John P. Surma said,
"We had another excellent quarter as our plants and our people performed well. First quarter results reflected a dramatic improvement over the same period last year as our European and Tubular segments posted record income, and our balanced North American raw materials position bolstered our domestic performance. We continued to generate substantial cash and in March we further strengthened our balance sheet with an additional voluntary contribution of $130 million to our main domestic defined benefit pension plan."

    The company reported first quarter 2005 income from operations of $640 million, compared with income from operations of $547 million in the fourth quarter of 2004 and $151 million in the first quarter of 2004.

    First quarter 2005 results included a pre-tax gain of $95 million from the previously disclosed settlement agreement relating to property tax disputes in Gary, Indiana. This favorable effect and other items not allocated to segments increased first quarter 2005 net income by $58 million, or 45 cents per diluted share. Certain income tax benefits totaling $30 million and other items not allocated to segments increased net income in fourth quarter 2004 by $14 million, or 10 cents per diluted share. An income tax charge related to settlement of a dispute regarding tax benefits for U. S. Steel Kosice (USSK) and other items not allocated to segments reduced first quarter 2004 net income by $10 million, or eight cents per diluted share.

    Net interest and other financial costs of $22 million in the first quarter of 2005 included a favorable adjustment of $25 million, which is included in the previously mentioned $95 million pre-tax gain from the Gary Works property tax settlement, and a foreign currency translation loss of $27 million. Net interest and other financial income of $23 million in the fourth quarter of 2004 included a foreign currency translation gain of $46 million, which exceeded ongoing interest expense.

    Reportable Segments and Other Businesses
    Management uses segment income from operations to evaluate company performance because it believes this to be a key measure of ongoing operating results. In the first quarter of 2005, U. S. Steel eliminated the Real Estate segment, the results of which are now included in Other Businesses. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $652 million, or $127 per ton, in the first quarter of 2005, compared with $648 million, or $120 per ton, in the fourth quarter of 2004 and $162 million, or $29 per ton, in the first quarter of 2004.

    First quarter 2005 segment results were slightly improved from fourth quarter 2004. The decrease in Flat-rolled income reflected contract price increases that were more than offset by lower Flat-rolled shipments and higher coke production costs related to increased coal costs and coal delivery disruptions. The substantial improvement in European operating results compared to the fourth quarter was due primarily to increased prices coupled with improved operating costs, as operating costs in the fourth quarter of 2004 included the negative impact of a refinement of inventory accounting policies. These favorable items were partially offset by higher costs for raw materials and lower shipment volumes. Results for Other Businesses declined mainly due to seasonal and production mix effects at iron ore operations in Minnesota.

    Outlook
    Commenting on expectations for 2005, Surma said, "With a strong first quarter behind us, we anticipate another very profitable year with significant contributions from all of our business segments."

    For Flat-rolled, second quarter 2005 average realized prices are expected to decline somewhat compared to the first quarter based on recent spot market price trends, while shipments should remain in line with the first quarter level. Flat-rolled costs in the second quarter are also expected to remain in line with the first quarter despite planned outages on three blast furnaces, preparatory costs related to the third quarter rebuild of our largest blast furnace at Gary Works, and the impact of an unplanned outage by the third-party oxygen supplier for the Mon Valley Works, which began in late March.
For full-year 2005, Flat-rolled shipments are expected to be about 14.5 million tons.

    For U.S. Steel Europe (USSE), second quarter average realized prices are expected to be generally in line with the first quarter of 2005. Shipments should be moderately improved, but segment results are expected to decline primarily due to higher costs for raw materials. USSE shipments for full-year 2005 are projected to be approximately 5.8 million net tons, reflecting expected higher operating and shipment levels in Serbia following the planned mid-year startup of the second blast furnace.

    Shipments for the Tubular segment in second quarter 2005 are expected to be lower than first quarter levels due mainly to a planned outage at Lorain Pipe Mills. Average realized prices should improve moderately and tube round costs will increase. During the first quarter of 2005, prices of metallic additions used to produce tube rounds increased dramatically. Accordingly, the transfer price for tube rounds supplied by Flat-rolled, which was established at the beginning of 2005 based on projected costs, was increased by $53 per ton effective April 1, 2005. Full-year shipments for Tubular are expected to be approximately 1.2 million tons.

    Second quarter 2005 results for Other Businesses will improve compared to the first quarter of 2005, which was negatively affected by normal seasonal effects at iron ore operations in Minnesota.

    This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects including blast furnace outages; the timing of resumption of normal operations by the Mon Valley Works' oxygen supplier; natural gas and electricity prices and usage; raw materials availability and prices; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2004, and in subsequent filings for U. S. Steel.

    A Statement of Operations (Unaudited), Other Financial Data (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

    The company will conduct a conference call on first quarter earnings on Tuesday, April 26, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, http://www.ussteel.com , and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at http://www.ussteel.com .

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)

                                                              Quarter Ended
                                                     --------------------------------
                                                     March 31     Dec. 31    March 31
(Dollars in millions)                                  2005        2004        2004
--------------------------------------------------   --------    --------    --------
NET SALES(a):                                        $  3,761    $  3,890    $  2,924

OPERATING EXPENSES (INCOME)(a):
  Cost of sales (excludes
   items shown below)                                   2,873       3,072       2,552
  Selling, general and
   administrative expenses                                169         218         180
  Depreciation, depletion and
   amortization                                            98          95          98
  Income from investees                                   (13)        (20)         (6)
  Net gains on disposal of assets                          (4)        (11)        (42)
  Other income, net                                        (2)        (11)         (9)
                                                     --------    --------    --------
    Total operating expenses                            3,121       3,343       2,773
                                                     --------    --------    --------
INCOME FROM OPERATIONS                                    640         547         151
Net interest and other
 financial costs (income)                                  22         (23)         52
                                                     --------    --------    --------
INCOME BEFORE INCOME TAXES,
 MINORITY INTERESTS AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE                                                618         570          99
Income tax provision                                      155          88          51
Minority interests                                          8          14           4
                                                     --------    --------    --------
INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                                     455         468          44
Cumulative effect of
 change in accounting
 principle, net of tax                                      -           -          14
                                                     --------    --------    --------
NET INCOME                                                455         468          58
Dividends on preferred stock                               (4)         (5)         (4)
                                                     --------    --------    --------
NET INCOME APPLICABLE TO
 COMMON STOCK                                        $    451    $    463    $     54
                                                     ========    ========    ========

    (a) This presentation reflects income from investees, net gains on disposal of assets and other income as part of operating expenses rather than as part of revenue and other income (now referred to as net sales). This change from prior reports was made so that U. S. Steel's Statement of Operations is more comparable to those of competitors and other manufacturing companies.

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                                   (Continued)

                                                                Quarter Ended
                                                     --------------------------------
                                                     March 31     Dec. 31    March 31
COMMON STOCK DATA:                                     2005        2004        2004
--------------------------------------------------   --------    --------    --------
Per share:
  Income before cumulative
   effect of change in
   accounting principle:
    -Basic                                           $   3.95    $   4.07    $    .38
    -Diluted                                         $   3.48    $   3.59    $    .36

  Cumulative effect of
   change in accounting
   Principle, net of tax:
    -Basic                                           $      -    $      -    $    .13
    -Diluted                                         $      -    $      -    $    .11

  Net income:
    -Basic                                           $   3.95    $   4.07    $    .51
    -Diluted                                         $   3.48    $   3.59    $    .47

Weighted average shares,
 in thousands
    -Basic                                            114,169     113,853     106,653
    -Diluted                                          130,830     130,322     123,254

Dividends paid per common share                      $    .08    $    .05    $    .05

                         UNITED STATES STEEL CORPORATION
                        OTHER FINANCIAL DATA (Unaudited)

                                                              Quarter Ended
                                                                March 31
                                                           --------------------
Cash Flow Data (In millions)                                 2005        2004
--------------------------------------------------------   --------    --------
Cash provided by operating activities:
  Net income (loss)                                        $    455    $     58
  Depreciation, depletion and amortization                       98          98
  Pensions and other postretirement benefits                   (113)         58
  Property tax settlement gain                                  (95)         --
  Working capital changes                                      (160)        (24)
  Other operating activities                                    111         (84)
                                                           --------    --------
    Total                                                       296         106
                                                           --------    --------
Cash (used in) provided by investing activities:
  Capital expenditures                                         (122)        (70)
  Disposal of assets                                              3          73
  Other investing activities                                     (1)          4
                                                           --------    --------
    Total                                                      (120)          7
                                                           --------    --------
Cash (used in) provided by financing activities:
  Repayment of long-term debt                                    --          (2)
  Common stock issued                                             6         339
  Dividends paid                                                (13)         (9)
  Change in bank checks outstanding                             (51)         (2)
  Other financing activities                                     (8)          9
                                                           --------    --------
    Total                                                       (66)        335
                                                           --------    --------
Total net cash flow                                             110         448
  Cash and cash equivalents at
   beginning of the year                                      1,037         316
                                                           --------    --------
Cash and cash equivalents at end of the period             $  1,147    $    764
                                                           ========    ========

                                                           March 31     Dec. 31
Balance Sheet Data  (In millions)                            2005        2004
--------------------------------------------------------   --------    --------
Cash and cash equivalents                                  $  1,147    $  1,037
Other current assets                                          3,405       3,206
Property, plant and equipment - net                           3,651       3,627
Prepaid pensions                                              2,483       2,538
Other assets                                                    543         548
                                                           --------    --------
Total assets                                               $ 11,229    $ 10,956
                                                           ========    ========
Current liabilities                                        $  2,324    $  2,531
Long-term debt                                                1,362       1,363
Employee benefits                                             2,106       2,125
Other long-term liabilities                                     987         939
Minority interests                                               30          28
Stockholders' equity                                          4,420       3,970
                                                           --------    --------
Total liabilities and stockholders' equity                 $ 11,229    $ 10,956
                                                           ========    ========

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

                                                               Quarter Ended
                                                     --------------------------------
                                                     March 31     Dec. 31    March 31
(Dollars in millions)                                  2005        2004        2004
--------------------------------------------------   --------    --------    --------
INCOME FROM OPERATIONS
Flat-rolled Products                                 $    335    $    375    $    113
U. S. Steel Europe                                        212         132          40
Tubular Products                                          122         114           3
Other Businesses(a)                                       (17)         27           6
                                                     --------    --------    --------
Segment Income from Operations                            652         648         162
  Retiree benefit expenses(b)                             (83)        (76)        (44)
  Other items not
   allocated to segments:
    Property tax settlement
     gain(c)                                               70          --          --
    Stock appreciation rights                               1          (8)        (10)
    Workforce reduction charges
     (including pension
     settlements)                                          --         (17)         --
    Income from sale of real
     estate interests                                      --          --          43
                                                     --------    --------    --------
      Total Income from Operations                   $    640    $    547    $    151

CAPITAL EXPENDITURES
  Flat-rolled Products                               $     59    $     86    $     21
  U. S. Steel Europe                                       49          87          39
  Tubular Products                                          3          --           3
  Other Businesses                                         11          39           7
                                                     --------    --------    --------
      Total                                          $    122    $    212    $     70

    -----------
    (a) Includes the results of the former Real Estate segment.

    (b) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers of America.

    (c) Reflects the portion of the Gary property tax settlement gain that is included in cost of sales, and excludes $25 million that is included in net interest and other financial costs.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

                                                               Quarter Ended
                                                     --------------------------------
                                                     March 31     Dec. 31    March 31
(Dollars in millions)                                  2005        2004        2004
--------------------------------------------------   --------    --------    --------
OPERATING STATISTICS
 Average realized price:
  ($/net ton)(a)
  Flat-rolled Products                               $    650    $    623    $    475
  U. S. Steel Europe                                      684         619         420
  Tubular Products                                      1,165       1,083         672
Steel Shipments:(a)(b)
  Flat-rolled Products                                  3,535       3,747       4,161
  U. S. Steel Europe                                    1,290       1,347       1,173
  Tubular Products                                        303         285         272
Raw Steel-Production:(b)
  Domestic Facilities                                   4,303       4,264       4,479
  U. S. Steel Europe                                    1,548       1,474       1,344
Raw Steel-Capability
 Utilization:(c)
  Domestic Facilities                                    90.0%       87.2%       92.6%
  U. S. Steel Europe                                     84.6%       79.0%       72.8%
Domestic iron ore production(b)                         5,382       5,714       5,612
Domestic iron ore shipments(b)(d)                       3,389       6,600       4,036
Domestic coke production(b)(f)                          1,420       1,670       1,649
Domestic coke shipments(b)(e)(f)                          245         700         672

    -----------
    (a) Excludes intersegment transfers.
    (b) Thousands of net tons.
    (c) Based on annual raw steel production capability for domestic facilities of 19.4 million net tons and annual raw steel production capability for U. S. Steel Europe of 7.4 million net tons.
    (d) Includes trade shipments and intersegment transfers.
    (e) Includes trade shipments only.
    (f) Includes the Clairton 1314B Partnership.

SOURCE  United States Steel Corporation
    -0-                             04/26/2005
    /CONTACT: Media, John Armstrong, +1-412-433-6792, or Investors-Analysts, Nick Harper, +1-412-433-1184, both of United States Steel Corporation/
    /First Call Analyst: Nick Harper /
    /FCMN Contact: /
    /Company News On-Call:  http://www.prnewswire.com/comp/929150.html /
    /Web site:  http://www.ussteel.com /